Exhibit (e)(2)

AMENDMENT NO. 1

TO DISTRIBUTION AGREEMENT

(Thrivent Series Fund, Inc.)

Thrivent Series Fund, Inc. (“TSF”) and Thrivent Distributors, LLC (“TDL”) hereby agree that, with respect to the Distribution Agreement dated December 1, 2018, between TSF and TDL (the “Agreement”), effective April 30, 2019, the Agreement is amended to reflect name changes to certain series.

A revised Schedule I is attached hereto.

THRIVENT SERIES FUND, INC.

By	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT DISTRIBUTORS, LLC

By	/s/ Troy A. Beaver
Troy A. Beaver
Chief Executive Officer

SCHEDULE I

(Effective April 30, 2019)

1.	Thrivent Aggressive Allocation Portfolio
2.	Thrivent All Cap Portfolio
3.	Thrivent Balanced Income Plus Portfolio
4.	Thrivent Diversified Income Plus Portfolio
5.	Thrivent Global Stock Portfolio
6.	Thrivent Government Bond Portfolio
7.	Thrivent High Yield Portfolio
8.	Thrivent Income Portfolio
9.	Thrivent International Allocation Portfolio
10.	Thrivent Large Cap Growth Portfolio
11.	Thrivent Large Cap Index Portfolio
12.	Thrivent Large Cap Value Portfolio
13.	Thrivent Limited Maturity Bond Portfolio
14.	Thrivent Low Volatility Equity Portfolio
15.	Thrivent Mid Cap Index Portfolio
16.	Thrivent Mid Cap Stock Portfolio
17.	Thrivent Moderate Allocation Portfolio
18.	Thrivent Moderately Aggressive Allocation Portfolio
19.	Thrivent Moderately Conservative Allocation Portfolio
20.	Thrivent Money Market Portfolio
21.	Thrivent Multidimensional Income Portfolio
22.	Thrivent Opportunity Income Plus Portfolio
23.	Thrivent Partner Emerging Markets Equity Portfolio
24.	Thrivent Partner Growth Stock Portfolio
25.	Thrivent Partner Healthcare Portfolio
26.	Thrivent Real Estate Securities Portfolio
27.	Thrivent Small Cap Growth Portfolio
28.	Thrivent Small Cap Index Portfolio
29.	Thrivent Small Cap Stock Portfolio